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Exhibit (e)(4)

WILLIAM P. STEWART, JR.

May 20, 2008

W.P. Stewart & Co. Ltd.
P.O. Box HM 2905
Hamilton, HM LX
Bermuda

  Re:
  Proposed Tender Offer for Common Shares of W.P. Stewart & Co. Ltd.

Gentlemen:

        In connection with the proposed tender offer by certain partnerships affiliated with Arrow Capital Management, LLC (collectively, "Purchasers") for up to 19,902,000 outstanding shares of common stock, $0.001 par value (the "Common Shares"), of W.P. Stewart & Co. Ltd. (the "Offer"), I hereby advise you that:

  1.
  I do not currently intend to tender in the Offer any Common Shares owned directly by me.

  2.
  I currently intend to tender in the Offer up to 3,000,000 Common Shares held by trusts of which I am a trustee (including shares received by such trusts in the event WPS II, Inc. distributes to its shareholders a portion of the Common Shares owned by WPS II, Inc.).

  3.
  I am entering into the attached letter agreement, dated as of the date hereof, with Purchasers pursuant to which I have agreed, under certain conditions, to tender in the Offer and not withdraw up to 1,950,000 Common Shares.

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        You or Purchasers may disclose, reference or file the information herein in any document which such persons may be required to file in connection with the Offer, including the Schedule 14D-9 and/or the Schedule TO, or any amendment thereto, and the undersigned hereby consents to any such reference and filing.

Very truly yours,
/s/ WILLIAM P. STEWART, JR. William P. Stewart, Jr.

Annex A

        Agreement among William P. Stewart Jr., Purchasers and W.P. Stewart & Co., Ltd., dated May 20, 2008 (incorporated by reference to Exhibit (d)(3) to the Schedule TO filed by the Purchasers on May, 28, 2008)

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  Exhibit (e)(4)
Annex A